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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT

     This Agreement is made effective this 15th day of March, 1996 (the Effective Date"), by and between E*TRADE GROUP, INC., a California corporation ("Company") and CHRISTOS M. COTSAKOS, a resident of Florida ("Executive").

                                   BACKGROUND
                                   ----------

     Executive is serving as President and Chief Executive Officer of Company pursuant to a letter agreement dated April 4, 1996 ("Letter Agreement"). The parties desire to enter into a formal employment agreement with respect to the continued employment of Executive by Company, which shall automatically become effective as of the Effective Date.

                              TERMS AND CONDITIONS
                              --------------------

In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

     1.  TERMINATION OF LETTER AGREEMENT. The Letter Agreement shall terminate
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and be of no further force and effect as of the execution of this Agreement.

     2.  EMPLOYMENT. Executive agrees to serve as President and Chief Executive
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Officer of Company, and as a member of the Company's Board of Directors, for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of Company. Executive further shall serve as Chairman (or in a similar capacity) of the Company's Board in the event the current Chairman is no longer serving in that capacity. During his employment, Executive shall devote his effort and attention on a full-time basis, to the performance of the duties required of him as an executive of Company. Notwithstanding the
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foregoing, with the prior approval of the Board of Directors (which approval shall not be unreasonably withheld), Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties under this Agreement.

     3.  Compensation. As compensation for his services during the term of this
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Agreement Executive shall receive the amounts and benefits set forth in this
Section 3 all effective as of the Effective Date unless otherwise specified:

          (a) An annual salary of $250,000 ("Base Salary") prorated for any partial year of employment, subject to annual review for increases in the light of the size and performance of Company at such time as Company conducts salary reviews for its officers generally. Executive's salary shall be payable semimonthly or in accordance with Company's regular payroll practices in effect from time to time for officers of his level in Company.

          (b) Adjustments to the Base Salary as follows: If, at the end of any fiscal quarter during the term of this Agreement, Company's annualized revenues equal or exceed $75,000,000 (which shall be determined by multiplying such fiscal quarter times four) and there is a positive net income at the end of such quarter as reflected on Company's financial statements prepared in the ordinary course of business according to generally accepted accounting principles (but not including any extraordinary income or expense items), the Base Salary will increase automatically to an annualized basis of $320,000, effective on the first day following the close of such quarter. If, at the end of any fiscal quarter during the term of this Agreement, Company's annualized revenues equal or exceed $100,000,000 and there is a positive net income at the end of such quarter, the Base Salary will increase automatically to an annualized basis of $390,000

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     effective on the first day following the close of such quarter. The adjusted Base Salary, as adjusted in accordance with this subsection (b), shall remain in effect unless and until it is increased upward in accordance with this subsection (b) or unless it is increased as provided in subsection (a) of this Section 3.

          (c) Participation as a Level A participant in Company's bonus plan attached as Exhibit "A," with the participation effective date being March 18, 1996, and any subsequent bonus or incentive plans established by Company for its executives (collectively "Bonus Plan"). Executive agrees to assist the Board in developing new bonus or incentive plans for adoption by Company, in which Executive and other management of Company shall be entitled to participate.

          (d) Participation in the employee benefit plans maintained by Company and in other benefits provided by Company to senior executives, including retirement (if and when established) and 401K plans, deferred compensation medical and dental, annual vacation, paid holidays, a Fifty Five Percent (55%) rebate on trading commissions for trades through E*Trade accounts, sick leave, and similar benefits, which are subject to change from time to time at the reasonable discretion of Company.

          (e) Reimbursement of the dues and costs of appropriate club and professional organization memberships, continuing professional education, and financial counseling.

          (f) An Incentive Stock Option pursuant to the Stock Option Plan attached as Exhibit "B," the Stock Option Grant attached as Exhibit "C," and the Amendment to the Stock Option Grant attached as Exhibit "D." Company agrees that there will be no change made in any Stock Option during the term of Executive's employment hereunder which adversely affects Executive's rights as established by the foregoing documents, without the prior written consent of Executive. Company further agrees to grant Executive an

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     additional option of 8,000 Shares ("re-split"), effective May 15, 1996, at the current fair market value (anticipated to be S420.00 per share). This 8,000 Share option shall have substantially the same terms as the existing Stock Option Grant attached as Exhibit C, and with the same vesting schedule as set forth on the Amendment attached as Exhibit D.

          (g) A one-time payment of $50,000, in order to cover storage and movement of household goods associated with accepting employment with Company.

          (h) Lease of automobile for company use, of a mutually agreeable make and model, and reimbursement of reasonable operating expense.

          (i) Reimbursement of all reasonable business-related expenses, including without limitation business-class air travel (international) and first-class air travel (domestic).

          (j) Reimbursement of travel, hotel and meal expenses relating to completion of Ph.D. program.

          (k) "Gross-up" payments to cover taxes due in the event any of the benefits described in subsections (e), (h), (i) and (j) above, or in
     Section 5(c), are taxable to Executive.

          4.  Term. The term of this Agreement and the termination rights are as
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follows:

          (a) This Agreement and Executive's employment under this Agreement shall be effective as of the Effective Date and shall continue for a term ending on December 31, 2001 (the "Initial Term"). This Agreement and Executive's employment shall

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     automatically continue for successive one-year periods at the end of the
     Initial Term, unless either party gives written notice to the other of its intent to terminate this Agreement and Executive's employment not less than 180 days prior to the commencement of any such one-year renewal period. In the event such notice to terminate is properly given, this Agreement and Executive's employment shall terminate at the end of the Initial Term or the one-year renewal period during which the notice is given.

          (b) This Agreement and Executive's employment may be terminated by either party prior to the end of the Initial Term (or any renewal period) upon 30 days' prior written notice to the other party, provided, that, in the event of such termination, Company shall be obligated to make the payments and provide the benefits described in Section 5 below.

     5.  Termination Payments. Upon termination of Executive's employment,
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Company shall pay to Executive, within three business days after the end of the
30-day notice period provided in Section 4 above, a payment in cash determined under subsection (a) or (b) of this Section 5 and shall for the period or at the time specified provide the other benefits described in subsections (c) and (e) of this Section 5:

          (a) The payment shall be equal to five full years of Executive's "Current Total Annual Compensation" as defined in subsection (d) of this
     Section 5, if: (i) Executive's employment is terminated by Company, other than for Cause, within three years after any "Change in Control" of Company as defined in subsection (d) of this Section 5, or at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with or in anticipation of a Change in Control; or (ii) Executive elects to terminate employment for Good Reason within three years after any Change in Control of Company.

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          (b)  The payment shall be equal to four full years of Executive's
     Current Total Annual Compensation, if: (i) Executive's employment is terminated by Company, other than for Cause, and such termination is not described in (a) above; or (ii) Executive elects to terminate his employment for "Good Reason," as defined in subsection (d) of this Section 5, and such termination is not described in (a) above.

          (c)  In addition to the amount payable to Executive under subsection
     (a) or (b) of this Section 5, Executive shall be entitled to the following upon termination for any reason:

                     (i) The health care (including medical and dental) and life insurance benefits coverage provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Executive reaches age 65 or similar events), together with the benefits described in subsections (h),
                     (j) and (k) of Section 3 beginning on the date of such termination and ending on the date forty-eight months from the date of termination, followed by COBRA election rights. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for

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                     such period on the same terms. Any costs Executive was
                     paying for such coverages at the time of termination shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive, then Company will arrange for other coverage providing substantially similar benefits at the same contribution level of Executive.

               (ii) Reasonable relocation expenses for Executive and his dependents to any location within the continental United States incurred for the purpose of new employment on or within eighteen months of the effective termination date of this Agreement. Such expenses shall include without limitation first-class airfare and other travel for Executive and his family; moving and storage expenses; real estate closing fees and costs upon the sale of his residence and purchase of a new residence; all other expenses reasonably incurred in relocating to a location other than Palo Alto, California or environs; and an amount

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                     equal to Ten Percent (10%) of his Current Total Annual
                     Compensation to cover all incidental relocation expenses.

               (iii) Outplacement and financial counseling services selected by
                     Executive, up to a maximum of S30,000 (net of tax, if any).

               (iv) A mutually acceptable office, together with secretarial assistance and customary office facilities and services, located at Company (or in lieu thereof reimbursement for same at another location), for up to twelve months following the effective termination date of this Agreement, for the purpose of facilitating Executive's search for new employment.

          (d) For purposes of this Agreement, the following definitions shall apply:

               (i)   The "Board" shall mean the Board of Directors of Company.

               (ii) "The Incumbent Board" shall mean the members of the Board as of the date of this Agreement and any person becoming a member of

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                     the Board hereafter whose election, or nomination for
                     election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company).

               (iii) "Change in Control" shall mean:

          (A) The acquisition (other than from Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or l4(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of Company or its subsidiaries which acquires beneficial ownership of voting securities of Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors: or

          (B) The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

          (C) Approval by the stockholders of Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then

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          outstanding voting securities, or a liquidation or dissolution of
          Company or of the sale of all or substantially all of the assets of Company.

               (iv)  "Good Reason" shall mean:

                     (A) The assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 above, or any other action by Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose any action taken with the consent of Executive and any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of notice of such action given by Executive;

                     (B) A reduction in the overall level of Executive's compensation or benefits as provided in Section 3;

                     (C) Company's requiring Executive to be based at any office or location other than Company's executive offices either in Palo Alto, California or environs, or near Executive's residence in North Palm Beach, Florida or environs, except for travel reasonably required in the performance of Executive's responsibilities;

                     (D) Any purported termination by Company of Executive's employment otherwise than as expressly permitted by this Agreement; or

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                     (E)  Any failure by Company to comply with and satisfy
                     Section 6 below.

                     (F) The nomination by the Board of a Chairman (or person serving in a similar capacity) of a person other than the current Chairman or Executive.

For purposes of this Agreement, any good faith determination of "Good Reason" made by Executive shall be conclusive.

               (v) "Current Total Annual Compensation" shall be the total of the following amounts: (A) the greater of (i) Executive's Base Salary for the calendar year in which his employment terminates or (ii) such salary for the calendar year prior to the year of such termination; and (B) the greater of (i) any total amount that became payable to Executive under the Bonus Plan during the calendar year prior to the calendar year in which his employment terminates, and (ii) the maximum amount to which Executive would be paid for the calendar year in which his employment terminates as if all Plan criteria had been or are met, regardless of when such amounts are actually to be paid. Any longer term Bonus Plan payments are to be accelerated and included within the meaning of this definition.

               (vi) "Disability" shall mean the total and permanent inability of Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by Company and

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                      acceptable to Executive or Executive's legal
                      representative (which agreement as to acceptability shall not be unreasonably withheld).

               (vii) The "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended

               (viii) "Cause" shall be defined solely as (i) Executive's
                      defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of his employment with Company which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive's ongoing abilities to carry out his duties under this Agreement; (ii) Executive's conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (iii) refusal of Executive to substantially perform all of his duties and responsibilities, or Executive's persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent Disability), which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iv) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive's ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors.

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          (e)  In addition to the amounts payable under subsection (a), (b) or
     (c) of this Section 5, Company shall pay Executive a tax equalization payment in accordance with this subsection. The tax equalization payment shall be in an amount which when added to the other amounts payable to Executive under this Section 5 will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statute of similar import, did not apply to any of the amounts payable under this
     Section 5 including any amounts paid under this subsection (e). The amount of this tax equalization payment shall be determined by Company's independent accountants and shall be payable to Executive at the same time as the payment under subsection (a) or (b) of this Section 5.

     6.  Assignment; Successors. Any assignment of this Agreement shall be in
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accordance with the following:

          (a) The rights and benefits of Executive under this Agreement, other than accrued and unpaid amounts due hereunder, are personal to him and shall not be assignable by Executive, except with the prior written consent of Company.

          (b) Subject to the provisions of subsection (c) of this Section 6, this Agreement shall not be assignable by Company, provided, that with the consent of Executive, Company may assign this Agreement to another corporation wholly owned by it either directly or through one or more other corporations, or to any corporate successor of Company or any such corporation.

          (c) Any business entity succeeding to substantially all of the business of Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and Company shall require the assumption

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     of this Agreement by such successor as a condition to such purchase, merger, consolidation, sale or assets or other similar transaction.

     7.  Notices. Any notice or other communications under this Agreement shall
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be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

     If to Executive;               Mr. Christos M. Cotsakos
                                    Old Port Cove Lake Point Tower
                                    Unit 2053
                                    100 Lakeshore Drive
                                    North Palm Beach, Florida 33408

     If to Company:                 The Board of Directors
                                    Four Embarcadero Place
                                    2400 Geng Road
                                    Palo Alto, California 94303

or to such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

     8.  Full Settlement and Legal Expenses. Company's obligation to make the
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payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive

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about the amount of any payment pursuant to Section 5 of this Agreement), plus in each case interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

     9.  Governing Law. This Agreement shall be interpreted and enforced in
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accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

     10.  Severability. Whenever possible, each provision of this Agreement
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shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     11.  Entire Agreement. This Agreement (including all Exhibits) contains the
          ----------------
entire agreement of the parties with respect to the subject matter contained in this Agreement. There are no restrictions, promises, covenants, or undertakings between Company and Executive, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be amended or modified except in writing executed by the parties.

     12.  Arbitration. Any controversy or claim arising out of or relating to
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this Agreement shall be settled by arbitration in accordance with the Commercial
Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Palo Alto, California, unless otherwise agreed in writing by the parties.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                          E*TRADE GROUP, INC.


(CORPORATE SEAL]

                          By:  /s/ William A Porter
                             --------------------------------------
                             William A Porter, Founder and Chairman

Attest:


- --------------------------------------
Secretary


                          EXECUTIVE


                         /s/ Christos M. Cotsakos
                         --------------------------------------
                          Christos M. Cotsakos

Witnesseth:


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